EXHIBIT 99.1

                               Company Contact:   Ed Rosenfeld
                                                  Executive Vice President,
                                                  Strategic Planning and Finance
                                                  Steven Madden, Ltd.
                                                  (718) 446-1800

                            Investor Relations:   Cara O'Brien/Leigh Parrish
                                         Press:   Melissa Merrill
                                                  Financial Dynamics
                                                  (212) 850-5600
FOR IMMEDIATE RELEASE
---------------------


              STEVEN MADDEN, LTD. ANNOUNCES SECOND QUARTER RESULTS
   ~ Second Quarter Net Income of $10.5 million, or $0.49 Per Diluted Share ~
       ~ Company Maintains Full Year 2007 EPS Guidance of $2.00 to $2.10 ~


         LONG ISLAND CITY, N.Y. - August 7, 2007 - Steven Madden, Ltd. (NASDAQ:
SHOO), a leading designer, wholesaler and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the second quarter ended June 30, 2007.

         Second quarter net sales were $108.3 million compared to $129.5 million in the second quarter of 2006. Gross margin was 42.0% compared to 42.1% in the second quarter of the prior year, reflecting a margin decline in the wholesale division offset by a margin increase in the retail division. Operating expenses declined to $33.6 million from $36.1 million in last year's second quarter but were 31.0% of sales compared to 27.8% of sales in the same period of 2006 due to softer top line results.

         Operating income was $17.5 million, or 16.2% of sales, compared with operating income of $21.3 million, or 16.5% of sales, in the second quarter of 2006. Net income was $10.5 million, or $0.49 per diluted share, compared to $12.7 million, or $0.58 per diluted share, in the prior year's second quarter.

         Revenues from the wholesale business were $78.6 million compared to $96.2 million in the second quarter of 2006. The decrease is principally due to softer sales in Daniel M. Friedman & Associates, Candie's and Steve Madden Men's, as well as the discontinuation of the Rule, l.e.i and Jump brands. Gross margin in the wholesale business was 34.2% compared to 38.0% in the prior year's second quarter, primarily reflecting lower gross margin at Candie's and Daniel
M. Friedman & Associates.

         Retail revenues were $29.6 million compared to $33.3 million in the second quarter of the prior year. Same store sales decreased 13.0% versus an increase of 3.0% in the second quarter of 2006. Retail gross margin increased 840 basis points to 62.4% from 54.0% in the comparable period of the prior year, primarily due to lower freight expense and reduced markdowns.

         For the first six months of fiscal 2007, net sales were $214.9 million compared to $237.8 million in the comparable period last year. Net income totaled $20.0 million, or $0.92 per diluted share, for the first six months of fiscal 2007, compared to $23.6 million, or $1.07 per diluted share, in the comparable period last year.

         "We experienced a challenging sales environment during the second quarter which, combined with a lack of big fashion trends, negatively impacted the performance of certain segments of our wholesale division as well as our retail division," stated Jamieson Karson, Chairman and Chief Executive Officer. "While we experienced challenges in our Candie's, Daniel M. Friedman and Steve Madden Men's segments during the quarter, we generated sales increases in Stevies, Madden Girl and Steven by Steve Madden. Moreover, we managed our business very prudently, and our focus on effectively managing our inventory and increasing efficiencies is reflected in our ability to maintain our gross margin and reduce operating expense dollars on a year over year basis."
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Page 2 - Steven Madden, Ltd. Announces Second Quarter Results


         Arvind Dharia, Chief Financial Officer, commented, "We continue to maintain a very strong financial position and effectively manage our balance sheet. We ended the quarter with $93.9 million in cash, cash equivalents, and marketable securities, no debt and $226.8 million in total stockholders equity."

Company Outlook
---------------

         Based on trends to date this year, the Company now expects net sales for the year to decline between 2% and 4% compared to 2006. The Company is maintaining its previous guidance of 2007 earnings per diluted share in the range of $2.00 to $2.10.

         Reflecting management's confidence in the Company's long-term prospects and its longstanding commitment to return capital to shareholders, the Company's Board of Directors has authorized an additional increase of $37 million in the stock repurchase program to a total of $75 million.

         Mr. Karson concluded, "Our design team, led by Steve, continues to focus on creating fashion forward merchandise that excites our customers and fits their lifestyle while reinforcing the strength of our brand. We are very pleased to have recently launched Steve Madden's Fix, a new line of fashion sneakers that has received a positive initial response from wholesale customers. While we are cautious in our near-term outlook given the recent sales environment, we remain confident in the strong foundation established in the last year as we successfully diversified our business model as well as the Company's long-term prospects. This confidence is evidenced by the additional increase of our stock repurchase program to $75 million. Overall, we remain well positioned to achieve our objectives of becoming a leading lifestyle branded company and enhancing shareholder value over the long-term."


Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the second quarter earnings conference call scheduled for today, Tuesday, August 7, 2007, at 10 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until August 21, 2007. Additionally, a replay of the call can be accessed by dialing 877-519-4471, passcode 9056494 and will be available until August 14, 2007.

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, watches, outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 97 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                               (Tables to follow)

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Page 3 - Steven Madden, Ltd. Announces Second Quarter Results


STEVEN MADDEN LTD
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data) - Unaudited

                                                      Three Months Ended                Six Months Ended
                                                 ----------------------------    ----------------------------
                                                   June 30,        June 30,        June 30,        June 30,
Consolidated:                                        2007            2006            2007            2006
------------                                     ------------    ------------    ------------    ------------
Net Sales                                        $    108,256    $    129,500    $    214,910    $    237,815
Cost of Sales                                          62,836          74,945         127,296         136,977
Gross Profit                                           45,420          54,555          87,614         100,838
Commission and Licensing Fee Income                     5,669           2,825          11,115           6,587
Operating Expenses                                     33,599          36,065          65,570          67,655
Income from Operations                                 17,490          21,315          33,159          39,770
Interest and Other Income, Net                            803             642           1,713             913
Income Before Provision for Income Taxes               18,293          21,957          34,872          40,683
Provision for Income Tax                                7,775           9,261          14,821          17,127
Net Income                                       $     10,518    $     12,696    $     20,051    $     23,556


Basic Income Per Share                           $       0.51    $       0.61    $       0.96    $       1.13
Diluted Income Per Share                         $       0.49    $       0.58    $       0.92    $       1.07

Weighted Average Common Shares
Outstanding - Basic                                    20,659          20,794          20,809          20,835
Weighted Average Common Shares
Outstanding - Diluted                                  21,626          22,030          21,793          21,974


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Page 4 - Steven Madden, Ltd. Announces Second Quarter Results



                            BALANCE SHEET HIGHLIGHTS
                            ------------------------

                                       June 30, 2007   Dec 31, 2006    June 30, 2006
                                       Consolidated    Consolidated    Consolidated
                                       ------------    ------------    ------------
                                       (Unaudited)                      (Unaudited)
                                       ------------                    ------------
Cash and Cash Equivalents              $     23,933    $     19,204    $     34,463
Investment Securities                        69,973          89,681          56,166
Total Current Assets                        195,875         188,043         182,957
Total Assets                                266,670         251,392         249,323
Total Current Liabilities                    36,524          36,332          45,071
Total Stockholder Equity                    226,839         211,924         200,814